UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2019

FINDEX.COM, INC.

 (Exact name of registrant as specified in its charter)

Nevada	000-29963	88-0378462
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1313 South Killian Drive, Lake Park, FL	33403
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(561) 328-6488

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 3, 2019, Findex.com, Inc. (the “Company,” “we,” “us,” “our”) entered into an agreement with Ducora, Inc., a Florida corporation engaged in the direct marketing of certain consumer products (“Ducora”), to assign and sell to Ducora a patent owned by the Company, together with certain related and proprietary trade secret information, the subject of which is a process for producing a certain coating product usable on automobiles and motorcycles, among other potential surfaces. In exchange for the conveyance of this intellectual property, which was effective immediately upon execution of the agreement, the Company received a one-time cash payment in the amount of USD$150,000.

The subject agreement, labeled a Patent & Trade Secret Assignment Agreement, contains usual and customary provisions for agreements of this type, including certain material confidentiality and non-compete provisions.

Although there can be no assurance, and no definitive agreement has yet been reached, it is expected by Company management that, at least for some period of time commencing in the first half of 2019, the Company will produce for Ducora the coating product the rights to which Ducora acquired in the transaction and which products are expected to be marketed by Ducora into the automotive and motorcycle vertical markets and channels. In the event that an agreement is reached on this contemplated production arrangement, it is further expected by management that the Company would be compensated on a fixed per-unit, cost-plus contract basis. There is no available estimate at this time as to projected unit count likely to be involved under any such arrangement, or projected gross revenue or margin to be realized by the Company in the event it materializes.

The foregoing description of the Patent & Trade Secret Assignment Agreement does not purport to be complete and is qualified in its entirety by the Patent & Trade Secret Assignment Agreement itself, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.58 and incorporated herein by reference.

Section 9 – Financial Statements and Exhibits.

Item 9.01	Financial Statements and Exhibits.

(d)        Exhibits

Exhibit No.	Description
10.58	Patent & Trade Secret Assignment Agreement, dated February 3, 2019 by and between the Company and Ducora, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FINDEX.COM, INC.

By:	/s/ Steven Malone
Steven Malone President & Chief Executive Officer

Date:  February 7, 2019